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                                                                     EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT

                                       OF

               CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES

                   OF SERIES B CONVERTIBLE PREFERRED STOCK OF

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                                   SECTION 242

                                     * * * *


            INTEGRA LIFESCIENCES HOLDINGS CORPORATION ("Integra"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

            That the Board of Directors of Integra, at a meeting held on February 16, 2000, adopted a resolution proposing and declaring advisable the following amendments to the Certificate of Designation, Rights and Preferences of Series B Convertible Preferred Stock of Integra:

            RESOLVED, that the Certificate of Designation, Rights and Preferences of Series B Convertible Preferred Stock of Integra Lifesciences Holdings Corporation be amended by changing paragraphs 3, 4 and 9 thereof so that, as amended, said paragraphs shall be and read in their entirety as follows:

            "3. Dividends.

                  (a) The holders of Series B Convertible Preferred Stock shall be entitled to receive, out of funds legally available for such purpose, annual cumulative dividends which shall accrue at the rate of 10% per annum, payable upon the liquidation, dissolution or winding up of the Corporation.

                  (b) Dividends on each share of Series B Convertible Preferred Stock shall be cumulative and shall accrue from the date of issuance of such share of Series B Convertible Preferred Stock. The date on which the Corporation initially issues any share of Series B Convertible Preferred Stock shall be deemed to be its


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"Issue Date", regardless of the number of times of transfer of such shares is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

                  (c) In addition to the right to receive dividends pursuant to
Section 3(a) above, each holder of a share of Series B Convertible Preferred Stock shall have the right, at any time after the Issue Date, if the Board of Directors of the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets, but excluding any stock split effected as a stock dividend) to holders of shares of Common Stock, to receive, out of funds legally available therefor, a dividend or distribution in an amount equal to the amount of such dividend or distribution receivable by a holder of the number of shares of Common Stock into which such share of Series B Convertible Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series B Convertible Preferred Stock at the same time such dividend or distribution is made to the holders of Common Stock."

            "4. Liquidation.

                  (d) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, in which all or substantially all of the consideration, if any, received by the Corporation or its stockholders is in cash, the holders of the shares of Series B Convertible Preferred Stock shall be paid, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series B Convertible Preferred Stock, an amount equal to the greater of (i) $100 per share plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, through the date payment thereof is made available (the "Redemption Payment"), and (ii) the amount that the holders of the Series B Convertible Preferred Stock would receive if they were to convert each share of Series B Convertible Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up (such amount payable with respect to one share of Series B Convertible Preferred Stock being sometimes referred to as the "Liquidation Payment" and with respect to all shares of Series B Convertible Preferred Stock being sometimes referred to as the "Liquidation Payments").

                  (e) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, in which all or substantially all of the consideration, if any, received by the Corporation or its stockholders is in securities, the Corporation shall have the option, at its election, of paying such Liquidation Payments to the holders of the shares of Series B Convertible Preferred Stock in cash or in a preferred security of the successor entity having terms substantially similar to the Series B Convertible Preferred Stock.


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                  (f) If upon any liquidation, dissolution or winding up of the
Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Convertible Preferred Stock shall be insufficient to permit payment to the holders of Series B Convertible Preferred Stock of the Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Convertible Preferred Stock. Upon any liquidation, dissolution or winding up of the Corporation, after the holders of Series B Convertible Preferred Stock shall have been paid in full the Liquidation Payments respectively, to which they shall be entitled, the Series B Convertible Preferred Stock shall be automatically canceled and the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series B Convertible Preferred Stock.

                  (g) Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 10 days prior to the payment date stated therein, to the holders of record of Series B Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

                  (h) For purposes of this paragraph 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (i) the Corporation's sale of all or substantially all of its assets or (ii) the merger or consolidation of the Corporation into or with any other corporation, in which all or substantially all of the consideration received by the Corporation or its stockholders in connection with such sale, merger or consolidation is: (x) in cash, or (y) in securities of the acquiring company or an affiliate thereof having a fair market value per share of Common Stock which is lower than the Conversion Price (as defined below) as last adjusted and in effect at the date of such liquidation, dissolution or winding up; provided that a liquidation, dissolution or winding up of the Corporation shall not include a sale, merger or consolidation in which all or substantially all of the consideration received by the Corporation or its stockholders in connection therewith is in securities of the acquiring company or an affiliate thereof having a fair market value per share of Common Stock which is equal to or greater than the Conversion Price as last adjusted and in effect on the date of such liquidation, dissolution or winding up.

                 (i) The Series B Convertible Preferred Stock shall, with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation, rank on a parity with any class or series of capital stock of the Corporation hereafter created which expressly provides that it ranks on a parity with the Series B Convertible Preferred Stock with respect to distribution of assets and rights upon


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the liquidation, dissolution or winding up of the Corporation. The Series B
Convertible Preferred Stock shall, with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation, rank senior to (i) the Corporation's Series A Convertible Preferred Stock, $.01 par value per share, and (ii) each class or series of capital stock of the Corporation hereafter created which does not expressly provide that it ranks on a parity with or senior to the Series B Convertible Preferred Stock with respect to distribution of assets and rights upon the liquidation, dissolution or winding up of the Corporation."

            "9. Optional Redemption.

                  (a) For the purposes of this paragraph 9 the "Target Market Price" shall mean an amount equal to: (i) in the twelve-month period commencing on March 15, 2001, 2.5 times the Conversion Price as last adjusted and then in effect; (ii) in the twelve-month period commencing on March 15, 2002, 3.25 times the Conversion Price as last adjusted and then in effect; and (iii) in the twelve-month period commencing on March 15, 2003, 4 times the Conversion Price as last adjusted and then in effect.

                  (b) If, at any time after March 15, 2001, for a period of not less than thirty (30) consecutive trading days, the average closing price of the Corporation's Common Stock on the principal securities exchange or market on which such shares are then traded has been equal to or greater than the Target Market Price, then the Corporation may, at the option of the Board of Directors of the Corporation, redeem from any source of funds legally available therefor, in whole or in part, in the manner provided herein, any or all whole number of shares of Series C Convertible Preferred Stock at any time outstanding for a cash amount per share to be redeemed equal to the Redemption Payment as defined in paragraph 4 (the "Redemption Price").

                  (c) Notwithstanding the foregoing, at any time and from time to time after March 15, 2004, the Corporation may, at the option of the Board of Directors of the Corporation, redeem from any source of funds legally available therefor, in whole or in part, in the manner provided herein, any or all whole number of shares of Series B Convertible Preferred Stock at any time outstanding for an amount per share to be redeemed equal to the Redemption Price."


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            IN WITNESS WHEREOF, this Certificate has been executed as of this
21st day of March, 2000, by the undersigned.

                        INTEGRA LIFESCIENCES HOLDINGS CORPORATION


                        By:/s/ Stuart M. Essig
                           ------------------------------------------------
                           Name: Stuart M. Essig
                           Title: President